Exhibit 6.14

AMENDMENT

This Amendment is entered into by and between Scott La Porta (the “Executive”) and Sugarfina Corporation (the “Company”), the successor to Sugarfina Holdings LLC, and amends the terms of the Employment Agreement (“Agreement”) between the Executive and the Company (the “Amendment”).

WHEREAS, on September 26, 2020, Sugarfina Holdings LLC converted to Sugarfina Corporation;

WHEREAS, the Company desires to amend the terms of the Agreement to allow for a one year extension as well as a base salary increase.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

The term of the Agreement is extended for one year commencing November 1, 2023.

Effective November 1, 2023, the Company agrees to pay Executive a base salary at the annual rate of $550,753.88.

All other terms of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the respective dates written below.

COMPANY

/s/ Diana Derycz-Kessler	April 16, 2023
Date

EXECUTIVE

/s/ Scott LaPorta	April 16, 2023
Date